SUB-ITEM 77O: Transactions effected pursuant to Rule 10f-3

Fund: Penn Series Small Cap Value Fund
Security: PDC Energy, Inc.
Date of Purchase: 3/8/2016
Amount of Purchase: $157,794
Purchase price: $51.00
Affiliated Underwriter: Golman Sachs & Co.

Fund: Penn Series Small Cap Value Fund
Security: South Jersey Industries
Date of Purchase: 5/13/2016
Amount of Purchase: $204,776
Purchase price: $26.25
Affiliated Underwriter: Golman Sachs & Co.

Fund: Penn Series SMID Cap Growth Fund
Security: TransUnion
Date of Purchase: 6/7/2016
Amount of Purchase: $12,840,000
Purchase price: $32.10
Affiliated Underwriter: Wells Capital Management